AGREEMENT AND PLAN OF MERGER

                                      Among

                                     RHODIA,

                            COUSIN ACQUISITION, INC.

                                       and

                                   CHIREX INC.

                            Dated as of July 24, 2000


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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I - DEFINITIONS......................................................1
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         SECTION 1.01.  Definitions..........................................1
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ARTICLE II - THE OFFER.......................................................7
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         SECTION 2.01.  The Offer............................................7
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         SECTION 2.02.  Company Action.......................................9
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ARTICLE III - THE MERGER....................................................11
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         SECTION 3.01.  The Merger..........................................11
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         SECTION 3.02.  Effective Time......................................11
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         SECTION 3.03.  Effect of the Merger................................11
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         SECTION 3.04.  Certificate of Incorporation; By-laws...............11
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         SECTION 3.05.  Directors and Officers..............................12
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         SECTION 3.06.  Conversion of Securities............................12
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         SECTION 3.07.  Employee Stock Options..............................12
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         SECTION 3.08.  Dissenting Shares...................................13
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         SECTION 3.09.  Surrender of Shares; Stock Transfer Books...........13
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................14
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         SECTION 4.01.  Organization and Qualification; Subsidiaries........14
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         SECTION 4.02.  Certificate of Incorporation and By-laws............15
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         SECTION 4.03.  Capitalization......................................15
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         SECTION 4.04.  Authority Relative to This Agreement................16
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         SECTION 4.05.  No Conflict; Required Filings and Consents..........16
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         SECTION 4.06.  Permits; Compliance.................................17
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         SECTION 4.07.  SEC Filings; Financial Statements...................18
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         SECTION 4.08.  Absence of Certain Changes or Events................18
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         SECTION 4.09.  Absence of Litigation...............................19
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         SECTION 4.10.  Employee Benefit Plans..............................19
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         SECTION 4.11.  Labor and Employment Matters........................24
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         SECTION 4.12.  Offer Documents; Schedule 14D-9; Proxy Statement....25
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         SECTION 4.13.  Property and Leases.................................25
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         SECTION 4.14.  Intellectual Property...............................27
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         SECTION 4.15.  Taxes...............................................28
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         SECTION 4.16.  Environmental Matters...............................29
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         SECTION 4.17.  Amendment to Rights Agreement.......................30
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         SECTION 4.18.  Material Contracts..................................30
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         SECTION 4.19.  Insurance...........................................32
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         SECTION 4.20.  Brokers.............................................32
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         SECTION 4.21.  Opinion of Financial Advisor........................32
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         SECTION 4.22.  Product Quality.....................................32
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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..........33
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         SECTION 5.01.  Corporate Organization..............................33
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         SECTION 5.02.  Authority Relative to This Agreement................33
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         SECTION 5.03.  No Conflict; Required Filings and Consents..........33
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         SECTION 5.04.  Financing...........................................34
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         SECTION 5.05.  Offer Documents; Proxy Statement....................34
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         SECTION 5.06.  Brokers.............................................35
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ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER.........................35
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         SECTION 6.01.  Conduct of Business by the Company Pending
         the Merger.........................................................35
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ARTICLE VII - ADDITIONAL AGREEMENTS.........................................37
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         SECTION 7.01.  Stockholders' Meeting...............................37
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         SECTION 7.02.  Proxy Statement.....................................38
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         SECTION 7.03.  Company Board Representation; Section 14(f).........38
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         SECTION 7.04.  Access to Information; Confidentiality..............39
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         SECTION 7.05.  No Solicitation of Transactions.....................40
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         SECTION 7.06.  Employee Benefits Matters...........................41
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         SECTION 7.07.  Directors' and Officers' Indemnification and
                        Insurance...........................................42
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         SECTION 7.08.  Notification of Certain Matters.....................43
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         SECTION 7.09.  Further Action; Reasonable Best Efforts.............43
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         SECTION 7.10.  Public Announcements................................44
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ARTICLE VIII - CONDITIONS TO THE MERGER.....................................44
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         SECTION 8.01.  Conditions to the Merger............................44
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ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER..............................44
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         SECTION 9.01.  Termination.........................................44
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         SECTION 9.02.  Effect of Termination...............................46
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         SECTION 9.03.  Fees and Expenses...................................46
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         SECTION 9.04.  Transfer Taxes......................................48
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         SECTION 9.05.  Amendment...........................................48
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         SECTION 9.06.  Waiver..............................................48
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ARTICLE X - GENERAL PROVISIONS..............................................48
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         SECTION 10.01.  Notices............................................48
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         SECTION 10.02.  Severability.......................................49
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         SECTION 10.03.  Entire Agreement; Assignment.......................49
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         SECTION 10.04.  Parties in Interest................................49
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         SECTION 10.05.  Specific Performance...............................50
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         SECTION 10.06.  Governing Law......................................50
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         SECTION 10.07.  Waiver of Jury Trial...............................50
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         SECTION 10.08.  Headings...........................................51
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         SECTION 10.09.  Counterparts.......................................51
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                  ANNEX A - Conditions to the Offer..........................i


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          AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2000 (this
"Agreement"), among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and ChiRex Inc., a Delaware corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par value $.01 per share, of the Company ("Shares") that are issued and outstanding, together with the associated Rights (as defined in Section 4.03 below) issued pursuant to the Rights Agreement (as defined in
Section 4.03 below), for $31.25 per Share (and associated Right) (such amount, or any greater amount per Share (and associated Right) paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares and associated Rights pursuant to the Offer; and

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                             ARTICLE I - DEFINITIONS
                             -----------------------

               SECTION 1.01. Definitions.

          (a) For purposes of this Agreement:

          "Acquisition Proposal" means any plan, proposal or offer of or from any person relating to (i) any direct or indirect acquisition of (A) more than 15% of the assets of the Company and the Subsidiaries, taken as a whole, or (B) more than 15% of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 15% of any class of equity securities of the Company or any Subsidiary; (iii) any acquisition of the Company or any of the Material Subsidiaries through a merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation or


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dissolution or any similar transaction; or (iv) any other transaction the consummation of which would reasonably be expected to prevent or materially impede, interfere with, or delay the Transactions, in each case, other than the Transactions.

          "Acquisition Transaction" means any transaction described in clauses
(i) through (iii) of the definition of Acquisition Proposal, except that references therein to 15% shall be deemed to be 25%.

          "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York or Paris, France.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Stock Plans" means the ESPP, the Company's 1995 Stock Incentive Plan, the Company's 1997 Stock Incentive Plan and the Company's 1995 Director Stock Option Plan.

          "Confidentiality Agreements" means the Confidentiality Agreement together with the letter agreement dated June 27, 2000 between Parent and the Company.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Environmental Laws" means any United States federal, state, local or non-United States laws, ordinances, regulations, rules, codes, orders or other requirements, and any judicial interpretations thereof, relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources, including, without limitation, wetlands and attendant buffer zones.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law, or any substance, material or waste defined as hazardous under any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, designs, design rights and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how; and all rights or forms of protection of a similar nature or having equivalent or similar effect to the above which may subsist anywhere in the world.

          "knowledge of the Company" means the knowledge of the chief executive officer, any president, any executive vice president or any vice president of the Company, after due inquiry.

          "Lease" means each lease of Leased Real Property, wherein the Company and/or its Subsidiaries are the lessee.

          "Leased Real Property" means all of the real property leased by the Company and/or its Subsidiaries as tenant and listed on Schedule 4.13(c), together with, to the extent leased by the Company and/or its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of the Company and/or its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

          "Material Adverse Effect" means, when used in connection with the Company or any Subsidiary, a result or effect arising out of or resulting from any event circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the Transactions, in each case other than any result or effect arising out of or resulting from (i) changes in general economic

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conditions, (ii) changes or developments in the industries in which the
Company and the Subsidiaries operate, other than to the extent any changes in such industries have a substantially disproportionate effect on the Company and the Subsidiaries, taken as a whole, or (iii) the announcement or pendancy of this Agreement or the Transactions (including any effect on the Company's relationship with any customer).

          "Material Subsidiaries" means ChiRex America Inc., ChiRex Technology Center Inc., ChiRex (Holdings) Limited, ChiRex (Dudley) Limited and ChiRex (Annan) Limited.

          "Nat West Loans" means the loans made to Subsidiaries pursuant to the 1999 Amended and Restated Facilities Agreement dated December 24, 1999.

          "Owned Real Property" means all of the real property owned by the Company and/or its Subsidiaries and listed on Schedule 4.13(b), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Property" means, collectively, the Owned Real Property and the Leased Real Property.

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through direct or indirect ownership of more than 50% of the equity interests of such affiliate.

          "Superior Proposal" means any Acquisition Proposal on terms which the Board determines, in its good faith judgment (after having received and considered the advice of a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is, in the good faith judgment of the Board, reasonably likely to be obtained.

          "Surviving Corporation" means the surviving corporation of the Merger.

          "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

                                       4

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          "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for return, amended return or declaration of estimated Tax.

          "Tenant Leases" means all of the leases and subleases under which the Company or any of its Subsidiaries is the lessor and listed as a part of
Schedule 4.13(c).

          (b) The following terms have the meaning set forth in the Sections set forth below:

    Defined Term                                 Location of Definition
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    Action                                           ss. 4.09

    Agreement                                        Preamble

    Blue Sky Laws                                    ss. 4.05(b)

    Board                                            Recitals

    Certificate of Merger                            ss. 3.02

    Certificates                                     ss. 3.09(b)

    Chase Opinion                                    ss. 2.02(a)

    Company                                          Preamble

    Company Intellectual Property                    ss. 4.14(b)

    Company Licensed Intellectual Property           ss. 4.14(b)

    Company Owned Intellectual Property              ss. 4.14(b)

    Company Preferred Stock                          ss. 4.03

    Company Stock Option                             ss. 3.07

    Confidentiality Agreement                        ss. 7.04(b)

    Delaware Law                                     Recitals

    Disclosure Schedule                              ss. 4.01(b)

    Dissenting Shares                                ss. 3.08(a)

    Effective Time                                   ss. 3.02

                                       5

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    Environmental Permits                            ss. 4.16

    ERISA                                            ss. 4.10(a)

    ESPP                                             ss. 7.06(e)

    Expenses                                         ss. 9.03(b)

    Fee                                              ss. 9.03(a)

    Foreign Benefit Plan                             ss. 4.10(h)

    GAAP                                             ss. 4.07(b)

    Governmental Authority                           ss. 4.05(b)

    Independent Directors                            ss. 7.03(a)

    IRS                                              ss. 4.10(a)

    Law                                              ss. 4.05(a)

    Licenses                                         ss. 4.14(b)

    Liens                                            ss. 4.13(i)

    Material Contracts                               ss. 4.18(a)

    Merger                                           Recitals

    Merger Consideration                             ss. 2.01(a)

    Minimum Condition                                ss. 2.01(a)

    Multiemployer Plan                               ss. 4.10(a)

    Offer                                            Recitals

    Offer Documents                                  ss. 2.01(b)

    Offer to Purchase                                ss. 2.01(b)

    Parent                                           Preamble

    Paying Agent                                     ss. 3.09(a)

    Permits                                          ss. 4.06

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    Permitted Liens                                  ss. 4.13(i)

    Per Share Amount                                 Recitals

    Plans                                            ss. 4.10(a)

    Proxy Statement                                  ss. 4.12

    Purchaser                                        Preamble

    Rights                                           ss. 4.03

    Rights Agreement                                 ss. 4.03

    Schedule 14D-9                                   ss. 2.02(b)

    Schedule TO                                      ss. 2.01(b)

    SEC                                              ss. 2.01(a)

    SEC Reports                                      ss. 4.07(a)

    Securities Act                                   ss. 4.07(a)

    Shares                                           Recitals

    Stockholders' Meeting                            ss. 7.01(a)

    Subsidiary                                       ss. 4.01(a)

    Transactions                                     ss. 2.02(a)

    U.S. Plan                                        ss. 4.10(b)



                             ARTICLE II - THE OFFER
                             ----------------------

          SECTION 2.01. The Offer. (a) Provided that none of the events set forth in paragraphs (a) through (i) of Annex A hereto shall have occurred and be continuing, Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than the tenth business day after the initial public announcement of Purchaser's intention to commence the Offer. The initial scheduled expiration date shall be 20 business days following the commencement of the Offer. The obligation of Purchaser to accept for payment Shares (and associated Rights) tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that, when added to Shares already

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owned by Parent, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share (and associated Right) payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the consent of the Company, (A) Purchaser shall not waive the Minimum Condition or, subject to the following sentence, extend the Offer and (B) no change may be made which decreases the price per Share (and associated Right) or changes the form of consideration payable in the Offer or which reduces the maximum number of Shares (and associated Rights) to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which otherwise adversely affects the holders of Shares (and associated Rights). Purchaser may, without the consent of the Company, (i) extend the Offer for additional periods of not more than 10 business days each beyond any scheduled expiration of the Offer set in compliance with this Section 2.01, if, at the initial or any extended scheduled expiration of the Offer (as the case may be), any of the conditions to Purchaser's obligation to accept for payment Shares
(and associated Rights) shall not be satisfied or waived; provided that Purchaser shall not be permitted to extend the Offer (without the consent of the Company) pursuant to this clause (i) beyond the 89th day following the commencement of the Offer, provided, further, that if, prior to the 89th day following the commencement of the Offer, any applicable waiting period under the HSR Act has not expired or been terminated or clearance has not been received under the German Law Against Restraints on Competition with respect to the Transactions, then Purchaser shall be permitted to extend the Offer (without the consent of the Company) pursuant to this clause (i) until the earlier of (A) the fifth business day following the later of the expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (B) the 120th day following commencement of the Offer; (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission
(the "SEC"), or the staff thereof, applicable to the Offer, (iii) extend the Offer so that the Offer remains open for at least five business days after any disclosure of an Acquisition Proposal, or (iv) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares have been permanently satisfied or irrevocably waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of outstanding Shares on a fully diluted basis. In addition, at the initial or any extended expiration date of the Offer, Purchaser shall extend the Offer at the request of the Company for additional periods of not more than 10 business days each beyond such scheduled expiration of the Offer set in compliance with this Section 2.01, if, at such scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares (and associated Rights) shall not be satisfied or waived; provided that Purchaser shall in no event be required to extend the Offer beyond the 89th day following the commencement of the Offer, provided, further, that if, prior to the 89th day following the commencement of the Offer, any applicable waiting period under the HSR Act has not expired or

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

been terminated or clearance has not been received under the German Law Against Restraints on Competition with respect to the Transactions, then the Purchaser may be required to extend the Offer until the earlier of (A) the fifth business day following the later of the expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (B) the 120th day following commencement of the Offer. The Per Share Amount shall, subject to applicable withholding of taxes in accordance with this Agreement and the Offer, be net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer. Subject to the terms and conditions of this Agreement, Purchaser shall accept for payment and pay for all Shares (and associated Rights) validly tendered and not withdrawn promptly following the expiration of the Offer. If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

    (b) Parent and Purchaser shall file all written communications relating to the Offer made prior to commencement of the Offer, from and including the first public announcement, with the SEC under cover of Schedule TO. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

    (c) Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

          SECTION 2.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on July 23, 2000, has unanimously (A) determined that this Agreement and the transactions

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

contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof), (C) took all of the actions referred to in Section 4.17 below, and (D) resolved to recommend that the holders of Shares and associated Rights accept the Offer and tender their Shares and associated Rights pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Chase Securities Inc. has delivered to the Board a written opinion that the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) and associated Rights pursuant to the Offer and the Merger, taken together as a whole and not separately, is fair to such holders from a financial point of view (the "Chase Opinion"). The Company hereby represents that it has been authorized by Chase Securities Inc. to permit the inclusion of the Chase Opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9 (as defined below). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b). The Company has been advised by its directors and executive officers that they intend to tender all Shares and associated Rights beneficially owned by them to Purchaser pursuant to the Offer or, if necessary or advisable to avoid the application of Section 16(b) under the Exchange Act, to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions.

    (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as provided in Section 7.05(b), the recommendation of the Board described in Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and Purchaser and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

    (c) The Company shall promptly instruct and use its best efforts to cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly instruct and use its best efforts to cause its transfer agent to furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.


                             ARTICLE III - THE MERGER
                             ------------------------

          SECTION 3.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. Notwithstanding anything to the contrary contained in this Section 3.01, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent; provided that the Transactions are not delayed and the holders of Shares are not adversely affected by such election; and provided, further, that the Company shall not be deemed to have breached any of its representations or warranties or covenants contained in this Agreement as a result of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

          SECTION 3.02. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time").

          SECTION 3.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 3.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, subject to Section 7.07(a), the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of

Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Rhodia-ChiRex Inc."

    (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 3.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

          SECTION 3.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 3.07. Employee Stock Options. As soon as practicable following the date of this Agreement, the Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that each option to acquire Shares granted under the Company Stock Plans (each, a "Company Stock Option") that is outstanding and has not been exercised immediately prior to the Effective Time, whether vested or unvested, shall be cancelled effective at the Effective Time, with the holder thereof becoming entitled to receive an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option. Parent shall cause the Surviving Corporation to pay all amounts payable pursuant to this
Section 3.07 as soon as possible but in any event no later than two business days following the Effective Time; such payments shall be subject to all applicable Taxes, which shall be collected in accordance with any withholding requirements or otherwise. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to qualify such dispositions for any applicable exemption under Rule 16b-3 of the Exchange Act.

          SECTION 3.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 3.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Parent shall cause the Surviving Corporation to provide the Paying Agent immediately following the Effective Time all the cash necessary to pay for the Shares converted into the right to receive cash pursuant to Section 3.06(a).

    (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a

Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

    (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

    (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


    ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    ----------------------------------------------------------

    As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company ("Subsidiary") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse
Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

    (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 4.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares and 4,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date hereof, (a) 15,263,977 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares are held in the treasury of the Company, and (c) no Shares are held by the Subsidiaries. As of the date hereof, 2,508,666 Shares are issuable pursuant to outstanding Company Stock Options or other stock incentive rights granted pursuant to the Company Stock Plans, and no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, and except for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 31, 1997 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary other than pursuant to the ESPP. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment
(in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each issued share of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company, or another Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (other than the security interest pursuant to the Nat West Loans).

          SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger.

          SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or, except as set forth in Section 4.05(a) of the Disclosure Schedule, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts or violations which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States (including European, French, English or Scottish) government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") by or with respect to the Company or any Subsidiary, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the HSR Act, the German Law Against Restraints of Competition and the merger control law of Greece and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect and (iii) consents, approvals, authorizations, permits, filings or notifications (A) required solely by reason of the identity and participation of Parent or Purchaser (as opposed to any third party) in the Transactions, (B) that may be required under the applicable Law of any foreign country other than the United States, the United Kingdom, England, Scotland, France, Germany, Spain or the European Union or (C) as set forth in Section 4.05(b) of the Disclosure Schedule.

          SECTION 4.06. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a

Material Adverse Effect. This Section 4.06 shall not apply to matters of Environmental Law, which are the subject of Section 4.16.

          SECTION 4.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not reasonably be expected to have a Material Adverse Effect).

    (c)   Except as and to the extent set forth in the Company's Annual
Report on Form 10-K for the fiscal year ended December 31, 1999 or the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000 or any other report filed with the SEC after December 31, 1999 and prior to the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since March 31, 2000, which would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

    (d) There is no amendment or modification to any agreement, document and other instrument that previously had been filed by the Company with the SEC and is currently in effect, except for such amendments or modifications that have been filed by the Company with the SEC prior to the date of this Agreement and except for the amendment dated April 14, 2000 to the Supply Agreement dated October 30, 1997 among Glaxo Operations UK Limited, ChiRex (Annan) Limited and ChiRex (Holdings) Limited.

          SECTION 4.08. Absence of Certain Changes or Events. Since March 31, 2000, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in the SEC Reports filed since March 31, 2000 and prior to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material
Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

          SECTION 4.09. Absence of Litigation. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 4.09 of the Disclosure Schedule, (i) there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, except for any immaterial Action, and (ii) neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that imposes any material constraint on the operation thereof as currently operated or as proposed to be operated in the written management accounts of May 2000 provided to Parent prior to the execution of this Agreement.

          SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Schedule lists each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans")), maintained, contributed or required to be contributed to by the Company, any of its Subsidiaries or ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA (the "Plans"). The Company has provided or made available to Purchaser a true and correct copy of each of the following documents, including any amendments thereto, with respect to each Plan, other than Multiemployer Plans: (i) the most recent annual report (Form
5500) filed with the Internal Revenue Service (the "IRS"), if any, (ii) all plan documents for such Plan, including any amendments thereto and any material employee communications in connection therewith, (iii) each trust agreement, insurance contract or other funding vehicle relating to such Plan, if any, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under Section 401(a) of the Code or voluntary employees' benefit association ("VEBA") qualified under Section 501(c)(9) of the Code. Except as specifically provided in the foregoing documents delivered or made available to Purchaser or except as otherwise contemplated by this Agreement or except as disclosed in Section 4.10(a) of the Disclosure Schedule, there are no amendments to any Plan (other than a Multiemployer Plan) that have been adopted or approved nor has the Company or any of its Subsidiaries formally communicated to employees any commitment or undertaking to make any such amendments or to adopt or approve any new Plan.

    (b) Each Plan other than a Foreign Benefit Plan (a "U.S. Plan"), and other than any other Multiemployer Plan, has been administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining or other labor union contract or agreement, and in compliance with applicable laws. The Company, its Subsidiaries and ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any U.S. Plan. No U.S. Plan other than a Multiemployer Plan is under audit or investigation by any Governmental Authority nor has the Company, any Subsidiary or any ERISA Affiliate been notified of any audit or investigation of a U.S. Plan. With respect to any U.S. Plan subject to Title IV of ERISA, except as would not reasonably be expected to have a Material Adverse Effect, (i) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries or its ERISA Affiliates with respect to any such U.S. Plan other than a Multiemployer Plan, (ii) during the last six years, neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any U.S. Plan that is a Multiemployer Plan that the Company or any of its Subsidiaries or ERISA Affiliates has or had in the last six years an obligation to contribute to on behalf of its or their employees, and the Company does not expect that any such complete or partial withdrawal shall be incurred by the Company or any of its Subsidiaries or ERISA Affiliates, (iii) all contributions and premiums required to be made by the Company and its Subsidiaries under the terms of any U.S. Plan (other than a Multiemployer Plan) or with respect to any Multiemployer Plan in accordance with the contribution schedules provided to the Company by the administrator of any such Multiemployer Plan as of the date hereof have been timely made or have been accrued in accordance with GAAP, and
(iv) the "benefit liabilities," as defined in Section 4001(a)(16) of ERISA, of each such U.S. Plan other than a Multiemployer Plan does not exceed the fair market value of the assets of such Plan. All contributions, premiums or payments required to be made with respect to any Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any government entity.

    (c) The Company has made available to Purchaser: (i) a list of all of the employees of the Company and its Subsidiaries, copies of all employment agreements with executive officers of the Company and its Subsidiaries and, with respect to employees based in the United Kingdom, copies of the terms and conditions of employment of all other employees (by category of employees, if appropriate); (ii) copies of all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to any employee as in effect on the date hereof; and (iii) copies of all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its or its subsidiaries' employees which contain "change in control" provisions. Except as disclosed in Section 4.10(c) of the Disclosure Schedule, or except as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of the Company or any of its Subsidiaries from the Company, Purchaser, Parent or any of their affiliates under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any material benefits, (iv) result in a restriction on Purchaser's ability to amend, modify or terminate any Plan, (v) trigger a requirement for funding or the acceleration of funding of any material benefits or (vi) commence a period during which a subsequent termination of employment by an employee of the Company will entitle such employee to benefits in excess of what would otherwise have been required in the absence of the transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in Section 4.10(c) of the Disclosure Schedule, no amount paid or payable by the Company to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

    (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS which is reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. No Plan is a VEBA within the meaning of Section 501(c)(9) of the Code.

    (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, the Company and its Subsidiaries have no material liability for life, health, medical or other welfare benefits to former officers, directors or employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company, any of the Subsidiaries or any of the ERISA Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Plan or any participant in a Plan.

    (g) Neither the Company nor any of its Subsidiaries has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount that would be material.

    (h) With respect to each Plan, other than the Vendor's Pension Scheme (as defined in Section 4.10(i)(i)), that is subject to or governed by the Laws of any jurisdiction other than the United States or any State or Commonwealth of the United States (each, a "Foreign Benefit Plan"):

               (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan or the terms of any applicable collective bargaining or other labor contract or agreement have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued;

               (ii) as of the most recently completed valuation date in respect of each Foreign Benefit Plan and, in any event, as of December 31, 1999, the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) calculated to the Effective Time with respect to all current participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and the transactions contemplated by this Agreement shall not have an adverse effect on the funding status of any such Foreign Benefit Plan; and

               (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and each Foreign Benefit Plan is now and always has been operated in compliance in all material respects with all applicable non-U.S. Laws.

         (i)   (i)  In this Section 4.10(i):

                    "ICTA 1988" means the (UK) Income and Corporation Taxes Act
               1988;

                    "Relevant Benefits" means as defined in Section 612 of ICTA
               1988 but with the omission of the exception in that definition;

                    "Relevant Person" means each past and present employee,
               officer and director of the Company or any of its Subsidiaries and their respective spouses and dependants;

                    "Vendor's Pension Scheme" means the ChiRex Pension Scheme;
               and

                    "UK Companies" means any Subsidiaries of the Company trading in the UK.

               (ii) Except under the Vendor's Pension Scheme, no agreement or arrangement (whether contractual, under trust or otherwise) exists for the provision of Relevant

               Benefits for any Relevant Person in connection with which the UK Companies are or may become legally liable to make any payment and the UK Companies are not liable to make contributions to a personal pension scheme in respect of any Relevant Person.

               (iii) The documents provided or made available to Purchaser describe accurately in all material respects the benefits payable under the Vendor's Pension Scheme and the terms of membership of it and no undertaking or announcement has been formally given by the Company or any of the Subsidiaries to any Relevant Person about the continuance, introduction or improvement of any Relevant Benefits or a change in the terms of membership of the Vendor's Pension Scheme.

               (iv) Except for the trustee's indemnities under the trust deed and rules for the Vendor's Pension Scheme, no indemnity, undertaking or guarantee has been given by the UK Companies in connection with any Relevant Benefits, any occupational pension scheme or any personal pension scheme.

               (v) The Vendor's Pension Scheme is an exempt approved scheme and is a contracted-out scheme in relation to the employees of the UK Companies and, to the knowledge of the Company, nothing has been done or omitted which may result in the Vendor's Pension Scheme ceasing to have exempt approved status or in the contracting-out certificate being cancelled, surrendered or varied.

               (vi) Except as disclosed in Section 4.10(i) of the Disclosure Schedule, the Vendor's Pension Scheme has at all times been operated in all material respects in accordance with the provisions governing it and with all applicable laws and fiscal and regulatory requirements and there is not, and has never been, any unequal treatment in relation to the terms on which men and women may become members of the Vendor's Pension Scheme and the terms on which they are treated, and the benefits payable to them, as members.

               (vii) All amounts due to the Vendor's Pension Scheme by or in respect of Relevant Persons have been paid (and were properly calculated) in accordance with the schedule of contributions for, and the rules of, the Vendor's Pension Scheme and the law and no transfer payments to the Vendor's Pension Scheme are outstanding.

               (viii) There are no claims, to the knowledge of the Company, pending or threatened to the Pensions Ombudsman or a court against the UK Companies or the trustees of the Vendor's Pension Scheme in respect of the Vendor's Pension Scheme and, to the knowledge of the Company, no report has been made to, or investigation conducted by, the Occupational Pensions Regulatory Authority about the UK Companies or the Vendor's Pension Scheme.

               (ix) Except as disclosed in Section 4.10(i) of the Disclosure Schedule, the Vendor's Pension Scheme is at least 100% funded on the Minimum Funding Requirement (MFR) basis contained in the (UK) Pensions Act 1995 as at the most recent valuation date immediately preceding the date hereof.

          SECTION 4.11. Labor and Employment Matters. (a) Except as set forth in
Section 4.11 of the Disclosure Schedule, (i) there is no Action, nor any controversies pending or, to the knowledge of the Company, threatened (and nor are there any circumstances likely to give rise thereto) between the Company or any Subsidiary and any of their respective employees or former employees (or their representatives) that would have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any procedural, recognition or collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board (or any other relevant authority) or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent and/or consultation of the labor unions which are a party to the collective bargaining agreements listed in
Section 4.11 of the Disclosure Schedule is not required to consummate the Transactions.

    (b) The Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor (including former labor), including, without limitation, those related to wages, hours, immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from current and former employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all current and former employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no inquiry, investigation or charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened (and nor are there any circumstances likely to give rise thereto) with respect to the Company or any Subsidiary. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened (and nor are there any circumstances likely to give rise thereto) before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

          SECTION 4.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.13. Property and Leases. (a) The Company and the Subsidiaries have valid and insurable title, and, in respect of properties situated outside the United States, good and valid title, free of Liens, except for Permitted Liens, to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free of Liens, except for Permitted Liens.

         (b) Description of Owned Real Property. Schedule 4.13(b) lists, in respect of each parcel of Owned Real Property, the postal address and, for each parcel of Owned Real Property in England, the title number to such Owned Property.

         (c) Description of Leased Real Property. Schedule 4.13(c) lists, in respect of each parcel of Leased Real Property, the postal address, title number, or a description of the demised property given in the lease.

         (d) Disclosure. The Company has, or has caused to be, delivered to Purchaser true and complete copies of (i) all title policies and surveys, if any, in the Company's or its Subsidiaries' possession, for all of the Property,
(ii) all documents affecting the Owned Real

Property, including, without limitation, complete and correct copies of all acquisition deeds, loan agreements, notes, mortgages, deeds of trust or any other security agreements, leases, guarantees of leases, licenses, management agreements and franchise agreements concerning such Owned Real Property and the interest of the Company or the applicable Subsidiary therein, which are currently in effect and (iii) all Leases and Tenant Leases and any and all ancillary documents in the Company's or its Subsidiaries' possession pertaining thereto (including, without limitation, all amendments, consents for alterations and documents recording evidence of commencement dates and expiration dates). The Property constitutes all of the real property owned or leased by Company and/or its Subsidiaries. All of the Property material to the operations of the Company and its Subsidiaries is reflected in the Company's and/or its Subsidiaries' financial statements supplied by the Company in connection with the Transactions in the manner and to the extent required by generally accepted accounting principles.

         (e) Permits. (i) The Company has all of the Permits necessary or required for ownership, use, occupancy, construction, operation and maintenance of the Property, except as would not have a Material Adverse Effect, (ii) none of such Permits has been suspended or revoked; (iii) all of such Permits are in full force and effect and are fully paid for, and the Company or the applicable Subsidiary has made, or will make, application for renewals of any of such Permits which will expire prior to the consummation of the transactions contemplated hereby; and (iv) neither the Company nor the applicable Subsidiary has received notice alleging any breach of the terms and conditions, or threatening revocation of any of such Permits. This Section 4.13(e) shall not apply to matters of Environmental Law, which are the subject of Section 4.16.

         (f) No Assessments. Except as would not have a Material Adverse Effect, there are no special or other assessments for public improvements or otherwise now affecting the Property nor does Company know of (i) any pending or threatened special assessments affecting the Property; or (ii) any contemplated improvements affecting the Property that may result in special assessments affecting the Property; or (iii) any outstanding enforcement action or other notices or proceedings issued or threatened in respect of any Property; or (iv) any resolution or proposal for compulsory acquisition by the local or any other competent authority. With respect to Property situated in Scotland, the rating valuation of such Property is as disclosed in the valuation roll and there is no appeal pending in respect of that valuation.

         (g) No Other Agreements. Except as set forth in the Schedules hereof, neither the Company nor its Subsidiaries is a party to any written or oral agreement of any type pertaining specifically to the Property or the ownership, use, occupancy, operation, construction or maintenance thereof.

         (h) Except as would not have a Material Adverse Effect, there is no obligation or liability, whether actual or contingent, (in any capacity, including as principal contracting party or guarantor) in relation to any lease, license or other interest in, or agreement relating to, any real property in the United Kingdom other than the Property.

         (i) Each parcel of Property (i) is owned or leased free and clear of all title defects, mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way, restrictive covenant, or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) liens to secure the NatWest Loans, (D) in the case of Leased Real Property, Liens affecting the title of lessor (and any underlying lessor) of the Leased Real Property as would not have a Material Adverse Effect and (E) all Liens, whether or not of record, that, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) except for street widening or other minor taking, is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         (j) All Leases of Leased Property leased for the use or benefit of the Company or any Subsidiary, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

         (k) There are no contractual or legal restrictions that preclude or restrict the ability to use any Property by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Property, and improvements thereon, owned or leased by the Company or any Subsidiary other than those that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

          SECTION 4.14. Intellectual Property (a) Set forth in Section 4.14(a) of the Disclosure Schedule is a true and complete list of all Company Intellectual Property (as defined below). The Company Intellectual Property constitutes all Intellectual Property that is material to the business or continued operation of the Company and the Subsidiaries.

    (b)   Except as disclosed in Section 4.14(b) of the Disclosure Schedule,
(i) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated to be conducted and the use of the Company Intellectual Property do not infringe upon, misappropriate, dilute or violate the Intellectual Property rights of any third party, and no claim has been asserted by any third party to the Company or any Subsidiary, nor is there any Action currently pending, alleging any of the foregoing; (ii) the Company or a Subsidiary is the owner of the entire right, title and interest in and to the Company

Owned Intellectual Property; (iii) the Company or a Subsidiary has the right to use the Company Intellectual Property in the continued operation of its respective business without limitation, subject only to the terms of the Licenses; (iv) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates, dilutes or violates the Company Intellectual Property; (vi) to the knowledge of the Company, each agreement included in the Licenses (a copy of each of which has been disclosed to Parent) is valid and enforceable, is binding on all parties to such License, and is in full force and effect; (vii) to the knowledge of the Company, no party to any agreement included in the Licenses is in breach thereof or in default thereunder; and (viii) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's, or any Subsidiary's, rights with respect to the Company Intellectual Property.

     For purposes hereof:

     "Company Intellectual Property" means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

     "Company Owned Intellectual Property" means all Intellectual Property owned by the Company or a Subsidiary that is material to the business, financial condition or results of operations of the Company and the Subsidiaries as currently conducted.

     "Company Licensed Intellectual Property" means all Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted.

     "Licenses" means all agreements, including, without limitation, license agreements, settlement agreements, consents, decrees, covenants not to sue and other contracts, providing for the (i) licenses of Intellectual Property by the Company or any Subsidiary to third parties, and (ii) licenses of Intellectual Property by third parties to the Company or any Subsidiary.

          SECTION 4.15. Taxes. (i) The Company and the Subsidiaries have timely filed or have caused to be timely filed (taking into account any applicable extensions) on their behalf all United States federal Tax Returns and all other material Tax Returns required to be filed by them on or before the date hereof and have paid all Taxes required to be paid, except for (A) any Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are provided in accordance with GAAP in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000 or any other report filed with the SEC after December 31, 1999 and prior to the date of this Agreement or (B) any failure to file or failure to pay which would not have a Material Adverse Effect; (ii) all Tax Returns filed by the Company and each Subsidiary are complete and correct except for any incompleteness or inaccuracy which would not have a Material Adverse Effect; and (iii) except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has received any written notification that any issues involving Taxes have been raised (and are pending)by the IRS or any other
United States or non-United States taxing authority or agency.

          SECTION 4.16. Environmental Matters. Except as described in Section
4.16 of the Disclosure Schedule and except for such matters that would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Subsidiary is not in violation of any Environmental Law, and any past violation has been resolved without any pending, on-going or future obligation, cost or liability, (b) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary are contaminated with any Hazardous Substance; (c) the Company and each Subsidiary is not actually or, to the knowledge of the Company, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) to the extent not covered by (a), (b) or (c), the Company and each Subsidiary is not actually, or, to the knowledge of the Company, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law to conduct its business as currently conducted or as proposed to be conducted ("Environmental Permits"); (f) the Company and each Subsidiary is in compliance with its Environmental Permits, and any past non-compliance has been resolved without any pending, on-going or future obligation, cost or liability, (g) there are no and, to the knowledge of the Company, there have never been any underground or above ground storage tanks, or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed at any of the properties currently or, to the Company's knowledge, formerly owned, occupied or operated by the Company or any Subsidiary; (h) there are no asbestos-containing materials at any property currently owned, occupied or operated by the Company or any Subsidiary; (i) none of the property currently or, to the knowledge of the Company, formerly owned, occupied or operated by the Company or any Subsidiary is listed or, to the Company's knowledge, proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous state list; none of the property currently or, to the knowledge of the Company, formerly owned, occupied or operated by the Company or any Subsidiary is listed on any analogous non-United States list, including, without limitation, the Environmental Protection Act 1990 Part IIA list; and the Company has received no written notice from any Governmental Authority that such Governmental Authority intends to list the Dudley, England or Annan, Scotland properties on any such non-United States list; (j) there are no environmental claims from third parties pending or, to the Company's knowledge, threatened against the Company or any Subsidiary; (k) the Company and each Subsidiary can maintain current productions levels or any planned expansion of production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits; (l) there are not wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands affecting any property owned, occupied or operated by the Company or any Subsidiary; and (m) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, any state environmental transfer statutes.

          SECTION 4.17. Amendment to Rights Agreement. The Company has irrevocably amended (without redeeming the Rights), and the Board has taken all necessary action to irrevocably amend (without redeeming the Rights), the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment of Shares (and associated Rights) by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any other Transaction, all in accordance with this Agreement, will result in (i) the Parent, the Purchaser or any of their affiliates being an Acquiring Person (as defined in the Rights Agreement), (ii) the occurrence of the "flip-in event" described in the Rights Agreement, (iii) the occurrence of the "flip-over event" described in the Rights Agreement, (iv) the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares, or (v) the triggering of any other provisions of the Rights Agreement, and (b) the Rights Agreement shall terminate as of the Effective Time.

          SECTION 4.18. Material Contracts. (a) Subsections (i) through (xiv) of
Section 4.18 of the Disclosure Schedule contain a complete list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.18(a) of the Disclosure Schedule being the "Material Contracts"):

          (i) each contract and agreement which (A) is likely to involve consideration of more than $200,000, in the aggregate, during the calendar year ending December 31, 2000, including, without limitation, all such broker, manufacturer's representative, franchise, agency, marketing and advertising contracts and agreements to which the Company or any Subsidiary is a party, (B) is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

          (ii) all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, which either (A) is likely to involve consideration of more than $200,000 per year or (B) involves the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, and to which the Company or any Subsidiary is a party;

          (iii) all contracts and agreements evidencing indebtedness;

          (iv) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party, other than contracts and agreements in the ordinary course contemplating exchanges of value of less than $500,000;

          (v) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time other than agreements with a customer relating to such customer's pharmaceutical compounds or such customer's class of pharmaceutical compounds;

          (vi) all contracts and agreements providing for benefits under any Plan;

          (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

          (viii) all contracts for employment required to be listed in Section
4.10 of the Disclosure Schedule; and

          (ix) all contracts relating to the acquisition or sale of any properties or equipment since July 1, 1995 for consideration exceeding $ 1,000,000 in value;

          (x) material partnership, joint venture, cooperation and limited liability company agreements;

          (xi) contracts with officers, directors or any significant stockholder of the Company or any Subsidiary;

          (xii) agreements between the Company and any Subsidiary or between Subsidiaries;

          (xiii) all Licenses (as defined in Section 4.14(b));

          (xiv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or to the on-going business operations of any of the Material Subsidiaries and may have a material effect on the Company and the Subsidiaries, taken as a whole, or the absence of which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

    (b) (i) Each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of any material default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company's or any Subsidiary's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          SECTION 4.19. Insurance. (a) All material insurable risks of the Company and the Subsidiaries in respect of the businesses of each are covered by insurance policies of the Company or the relevant Subsidiary and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

     (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by the Company or any of the Subsidiaries, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

     (c) At no time subsequent to January 1, 1997 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any material insurance coverage of the Company or any Subsidiary will not be available in the future substantially on the same terms as are now in effect.

          SECTION 4.20. Brokers. No broker, finder or investment banker (other than Chase Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Chase Securities Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

          SECTION 4.21. Opinion of Financial Advisor. The Board has received a written opinion from Chase Securities Inc. that the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) and associated Rights pursuant to the Offer and the Merger, taken together as a whole and not separately, is fair to such holders from a financial point of view.

          SECTION 4.22. Product Quality. Since January 1, 1997, neither the Company nor any Subsidiary has received any report or information indicating any safety or efficacy problems with any of the products manufactured or sold by the Company or any Subsidiary, except as would not be reasonably likely to have a Material Adverse Effect. The Company is not aware of any pattern or series of claims against the Company or any Subsidiary which could result in a product recall relating to products sold by the Company or any Subsidiary, regardless of whether such product recall is formal, informal, voluntary or involuntary.

              ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT
              ----------------------------------------------------
                          AND PURCHASER
                          -------------

    As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and, with respect to Purchaser, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay Parent or Purchaser from performing its material obligations under this Agreement. Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Purchaser was incorporated solely for the purpose of consummating the Transactions. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been issued. All the issued shares of capital stock of Purchaser have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          SECTION 5.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the statuts (articles of association) of Parent or the Certificate of Incorporation or By-laws of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause
(ii), for any such conflicts or violations which would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent and Purchaser from performing their material obligations under this Agreement.

    (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority by or with respect to Parent or any of its subsidiaries, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, French securities laws, the HSR Act, the German Law Against Restraints of Competition and the merger control law of Greece and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay Parent or Purchaser from performing their material obligations under this Agreement.

          SECTION 5.04. Financing. Parent has, or will have available under existing lines of credit, prior to the expiration of the Offer, and will, as necessary, provide or cause to be provided to Purchaser on a timely basis, sufficient funds to permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares (and associated Rights) in the Offer and the Merger.

          SECTION 5.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form, and the Offer shall comply in all material respects, with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 5.06. Brokers. No broker, finder or investment banker (other than Bear, Stearns & Co., Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.


               ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER
               ---------------------------------------------------

          SECTION 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule (including the capital expenditure plan set forth therein), neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the ESPP or the issuance of Company Stock Options pursuant to offer letters outstanding on the date of this Agreement that have been given to potential new employees of the Company or any Subsidiary) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

    (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except, in the case of assets, (A) raw materials, supplies, intermediates or similar assets used in the business on a day-to-day basis consistent with past practice, (B) replacement parts or necessary replacement equipment or (C) other equipment acquired for a price of no more than $50,000, individually, or $300,000, in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;
(iv) authorize, make any commitment with respect to, or undertake capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Subsidiaries taken as a whole, except for completion of any construction that is in process as of the date of this Agreement or any capital expenditure that is contemplated by the capital expenditure plan set forth in Section 6.01 of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

    (f) except as required by applicable Law and except as required to fulfill obligations of the Company and the Subsidiaries which are existing on the date hereof and have been disclosed to Parent, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or (iii) establish, adopt, enter into or amend in any material respect any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee other than immaterial amendments, changes in collective bargaining agreements resulting from negotiations in respect thereof in the ordinary course of business and consistent with past practice and changes in benefit plans as a result of such changes in collective bargaining agreements;

    (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice or as required to comply with GAAP or the rules and regulations of the SEC, with respect to accounting policies or procedures;

    (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

    (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

    (j) amend or modify any material term of, or consent to the termination of, any Material Contract, or amend, waive, or modify in any material respect or consent to the termination of the Company's or any Subsidiary's rights thereunder; provided that, if beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, the Board may take all necessary action with respect to the Rights Agreement (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person (as defined in the Rights Agreement), the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the Shares or the triggering of any other provisions of the Rights Agreement, and provided, further, that the Company may, after consultation with Parent, amend or modify, or consent to the termination of, or amend, waive or modify rights of the Company or of any Subsidiary under, any Material Contract that is of the type described by Section 4.18(a)(i), (iv), (ix), (x) or (xiv) (and is not of the type described by any other subsection of Section 4.18) other than the supply agreement between Glaxo Operations UK Limited, ChiRex (Annan) Limited and ChiRex (Holdings) Limited;

    (k) commence or settle any Action that would reasonably be expected to have a Material Adverse Effect;

    (l) (i) abandon, sell, or assign any item of the Company Intellectual Property, other than in the ordinary course of business and consistent with past practice; (ii) grant any security interest in and to any item of Company Intellectual Property; or (iii) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against unauthorized disclosure thereof;

    (m) enter into (i) any License in which the Company or any Subsidiary is a licensee or sublicensee or (ii) except for any License related solely to the pharmaceutical industry, any License in which the Company or any Subsidiary is a licensor or sublicensor; or

    (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.


                       ARTICLE VII - ADDITIONAL AGREEMENTS
                       -----------------------------------

                  SECTION 7.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) as promptly as practicable following consummation of the Offer, duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

    (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 7.02. Proxy Statement. If approval of the Company's shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and, to the extent required by Law, all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 7.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of a majority of the then-outstanding Shares on a fully-diluted basis pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall designate two members of the Board and each committee of the Board, as of the date hereof, who are not employees of the Company who shall remain members of the Board and of such boards and committees (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

    (b)   The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

    (c)   Following the election of designees of Purchaser pursuant to this
Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

          SECTION 7.04. Access to Information; Confidentiality. (a) Following the initial public announcement of this Agreement and until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, including without limitation, access to conduct or have conducted any type of environmental investigation (except for any Phase II-type sampling or other similarly intrusive testing) that Parent or Purchaser deems appropriate, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

    (b) All information obtained by Parent or Purchaser and their officers, employees and agents pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated May 26, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

    (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

          SECTION 7.05. No Solicitation of Transactions. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, agent or otherwise, and shall not permit any such officer, director, employee, agent or other representative to, solicit, initiate or encourage the submission of, any Acquisition Proposal. The Company may, directly or indirectly, participate in discussions or negotiations regarding, or furnish information or otherwise cooperate with respect to, or assist or participate in, or facilitate or encourage, any unsolicited proposal that constitutes or, in the good faith judgment of the Board may reasonably be expected to lead to, a Superior Proposal, in each case, if and to the extent that the Board shall have determined in good faith, after having received and considered advice from outside legal counsel, that the Company is required to do so by the fiduciary duties of the Board under applicable law; provided that the Company shall have given prior written notice of any such action to Parent and Purchaser and shall have entered into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

     (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law, or other applicable law, including Federal or state disclosure duties, after having received and considered advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate this Agreement in accordance with Section 9.01(d)(ii). Nothing contained in this Section 7.05(b) shall prohibit the Company from taking or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders, in either case, if the Board shall have determined in good faith, after having received and considered advice from outside legal counsel, that the failure to take or disclose such a position or make such required disclosure would breach the Board's obligations under applicable Law.

     (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been ongoing prior to, or may be ongoing on, the date of this Agreement with respect to any Acquisition Proposal.

     (d) The Company shall promptly advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request. The Company shall not be required to comply with this Section 7.05(d) in any instance to the extent that the Board determines in good faith, after having received and considered advice from outside legal counsel, that such compliance would breach their fiduciary duties.

     (e) The Company agrees, except as required by the Board's fiduciary duties under applicable law after having received and considered advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          SECTION 7.06. Employee Benefits Matters. (a) From and after the acceptance for payment of Shares in the Offer (the "Specified Date") until the first anniversary of the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, employee benefit plans and arrangements (specifically understood not to include equity-based plans or other incentive compensation arrangements) which will provide benefits that are no less favorable in the aggregate to employees of the Company and Subsidiaries than those provided under the Plans in effect immediately prior to the Specified Date.

     (b) From and after the Specified Date, Parent shall honor and shall cause the Surviving Corporation to honor in accordance with their respective terms the Company's Plans and all of the Company's other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of transactions contemplated by this Agreement (either alone or in combination with any other event); it being agreed and acknowledged by Parent that the consummation of the Offer and the other transactions contemplated by this Agreement constitute a "change of control" for all purposes under all such agreements, plans and policies.

     (c) For all purposes under the employee benefit plans of Parent and its affiliates (including the Surviving Corporation) providing benefits to any current employees of the Company or any of its Subsidiaries (the "Company Employees") after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its affiliates (and any predecessor entities thereof) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time (or if earlier, the Specified Date), to credit for such service under any similar Company Plans, except (A) for purposes of benefit accrual under defined benefit pension plans or (B) to the extent giving such credit would result in a duplication of accrued benefits in respect of the same period of service. Parent shall, or shall cause its subsidiaries to, provide each Company Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new welfare benefits plans) for the calendar year in which the Effective Time (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Company Employees are eligible to participate in after the Effective Time.

     (d) Notwithstanding anything to the contrary contained herein, from the Specified Date until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and continue the Company's severance plans, programs and policies as in effect on the Specified Date, without amendment or modification.

     (e) As soon as practicable following the date of this Agreement, the Board (or, if appropriate, any committee administering the Company's 1995 Employee Stock Purchase Plan (the "ESPP")) shall take or cause to be taken such actions as may be necessary to provide that (i) the exercise date in respect of the then current offering period under the ESPP shall be accelerated (consistent with the provisions of Section 3.07 of this Agreement); (ii) any requirement to notify the Company of dispositions of Shares acquired pursuant to the ESPP in respect of any dispositions of such Shares in the Offer or the Merger shall be waived; and (iii) the ESPP shall terminate as of the Effective Time.

     (f) With respect to Company Employees who are employed or provide services outside the United States ("Non-U.S. Employees"), to the extent required by applicable local law, Parent shall, or shall cause the Surviving Corporation to, immediately following the Effective Time, continue the terms and conditions of employment as in effect for Non-U.S. Employees immediately prior to the Effective Time.

          SECTION 7.07. Directors' and Officers' Indemnification and Insurance.
(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 9 of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law, and Parent shall cause the Surviving Corporation to honor such provisions.

     (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 150% of current annual premiums, adjusted to reflect any increase in the Consumer Price Index over such six-year period, paid by the Company for such insurance. The Company represents and warrants that the current annual premiums are $144,475 in the aggregate.

     (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.07.

          SECTION 7.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) no later than the tenth business day after the date hereof, file its Premerger Notification and Report Form under the HSR Act and its notification under the German Law Against Restraints of Competition and thereafter make any other required submissions under the HSR Act or the German Law Against Restraints of Competition with respect to the Transactions, (ii) make promptly all required filings and submissions under the merger control law of Greece with respect to the Transactions and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (B) materially limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

     (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     (c) Without limiting in any respect the parties' obligations under Section 7.09(a), the Company agrees that it shall use its reasonable best efforts to obtain any consent, approval, authorization or permit of, and shall make any filing with or notification to, any Governmental Authority of the Republic of Ireland as may be required under any applicable Law of the

Republic of Ireland in connection with the execution and delivery of this Agreement by the Company or the performance of this Agreement by the Company.

          SECTION 7.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange or as would be permitted pursuant to the letter agreement dated June 27, 2000 between Parent and the Company.


                     ARTICLE VIII - CONDITIONS TO THE MERGER
                     ---------------------------------------

          SECTION 8.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

     (a) Stockholder Approval. If and to the extent required by Delaware Law and the Certificate of Incorporation of the Company, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company; provided that Parent and Purchaser may not assert this condition unless all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Purchaser and any other subsidiary of Parent have been voted in favor of such approval and adoption;

     (b) No Order. No Governmental Authority in the United States, the European Union, France, England or Scotland shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing, prohibiting or materially restricting consummation of the Transactions; provided, however, that, in the case of any injunction, judgment, decree or order, a party may not assert this condition unless it has used all reasonable efforts to prevent the entry of, to have vacated or to appeal, such injunction, judgment, decree or order without undue delay; and

     (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares (and associated Rights) validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER
                 ----------------------------------------------

          SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

     (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

     (b) By either Parent, Purchaser or the Company if (i) the Purchaser shall not have accepted Shares for payment pursuant to the Offer on or before the 90th day following the commencement of the Offer; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party if the failure to so accept Shares for payment shall have been caused by or resulted from the failure by such party to perform any of its covenants or agreements contained in this Agreement or the breach by such party of any its representations or warranties contained in this Agreement; provided, further, that, if, prior to the 90th day following the commencement of the Offer, any applicable waiting period under the HSR Act has not expired or been terminated or clearance has not been received under the German Law Against Restraints on Competition, then the time period provided in this Section 9.01(b)(i) shall be extended until the earlier to occur of (x) the fifth business day following the later of the expiration or termination of any applicable waiting period under the HSR Act and the receipt of clearance under the German Law Against Restraints on Competition and (y) the 120th day following the commencement of the Offer; or
(ii) any Governmental Authority in the United States, the European Union, France, England or Scotland shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

     (c) By Parent if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of this Agreement due to a failure to satisfy any condition set forth in paragraphs (a) through (i) of Annex A hereto or (B) terminated the Offer without having accepted any Shares for payment thereunder in accordance with the terms of the Offer and this Agreement due to a failure to satisfy any condition in Annex A hereto, except if such action or inaction under
(A) or (B) shall have been caused by or resulted from the failure of Parent or Purchaser to perform any of their covenants or agreements contained in this Agreement, or the breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

     (d) By the Company, upon approval of the Board, if (i) Purchaser shall have
(A) failed to commence the Offer within 30 days following the date of this Agreement due to a failure to satisfy any condition set forth in paragraphs (a) through (i) of Annex A hereto or failed to commence the Offer within 10 business days following the date of this Agreement in breach of Purchaser's obligations under Section 2.01(a) of this Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of the Company to perform any of its covenants or agreements contained in this Agreement or the breach by the Company of any of its representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received and considered advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five business days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such five business day period; provided, however, that any termination of this Agreement pursuant to this Section 9.01(d)(ii) shall not be effective until the Company has made full payment of all amounts provided under Section 9.03.

          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreements shall survive any termination of this Agreement.

          SECTION 9.03. Fees and Expenses. (a) In the event that

     (i) prior to the termination of this Agreement, any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, and the Board shall not have taken all necessary action (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person (as defined in the Rights Agreement), the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the Shares or the triggering of any other provisions of the Rights Agreement, and this Agreement shall have been terminated pursuant to Section 9.01(b)(i), 9.01(c) or 9.01(d); or

     (ii) prior to the termination of this Agreement, any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least the longer of 20 business days from commencement or five business days from disclosure of such Acquisition Proposal; (B) the Minimum Condition shall not have been satisfied (for any reason) at the expiration of the Offer and (C) this Agreement shall have been terminated pursuant to Section 9.01(b)(i) or 9.01(c)(i), on the basis of the failure to meet the Minimum Condition, and, at the time of such termination, there shall not be any right of Parent, Purchaser or the Company to terminate this Agreement pursuant to Section 9.01(b)(ii), and (D) the Company enters into an agreement with respect to an Acquisition Transaction, or an Acquisition Transaction is consummated, in either case within 12 months after the termination of this Agreement;

     (iii) this Agreement is terminated pursuant to Section 9.01(c)(ii) or 9.01(d)(ii); or

     (iv) the Company enters into an agreement with respect to an Acquisition Transaction, or an Acquisition Transaction is consummated, in each case within 12 months after the termination of this Agreement pursuant to
Section 9.01(b)(i) or 9.01(c) on the basis of (A) the occurrence of a condition described in paragraph (e) of Annex A hereto, (B) the occurrence of the condition described in paragraph (f) of Annex A hereto, if the occurrence arises out of or results from any willful misrepresentation or breach of warranty by the Company other than a breach of the representation set forth in Section 4.08(b) due to a Material Adverse Effect that occurs after the date of this Agreement, or (C) the occurrence of a condition described in paragraph (g) of Annex A hereto, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to Section 9.03(a)(i), 9.03(a)(ii) or 9.03(a)(iii);

then, in any such event, but only once, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $ 17 million (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined).

     (b) In the event the Company is obligated to pay the Fee, the Company shall reimburse each of Parent, Purchaser and their respective stockholders and affiliates (not later than one business day after submission of statements therefor) for all documented out-of-pocket expenses and fees up to $2 million, in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to Parent and Purchaser and their respective stockholders and affiliates, and all printing and advertising expenses and filing fees) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and for which Parent or Purchaser or its stockholders or affiliates are liable in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all the foregoing being referred to herein collectively as the "Expenses").

     (c) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1%.

          SECTION 9.04. Transfer Taxes. Subject to Section 2.01(a), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the

Transactions shall be paid by either Purchaser or the Surviving Corporation, and the Company shall cooperate with Parent and the Surviving Corporation in preparing, executing and filing any Tax Returns with respect to Transfer Taxes.

          SECTION 9.05. Amendment. Subject to Section 7.03, this Agreement may be amended by the mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 9.06. Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.06, Parent and Purchaser shall be deemed to be a single party.


                         ARTICLE X - GENERAL PROVISIONS
                         ------------------------------

          SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

          if to Parent or Purchaser:

                Rhodia
                26 quai Alphonse Le Gallo
                92512 Boulogne-Billancourt
                France
                Telecopier No:  +33.1.55.38.44.27
                Attention:  General Counsel

    with a copy to:

                Shearman & Sterling
                114, avenue des Champs-Elysees
                75008 Paris

                France
                Telecopier No:  +33.1.53.89.70.70
                Attention:  H.V. Sulkowski


          if to the Company:

                ChiRex Inc.
                300 Atlantic Street, Suite 402
                Stamford, Connecticut 06901
                U.S.A.
                Telecopier No:  +1.203.425.9996
                Attention:  General Counsel

    with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York  10019
                U.S.A.
                Telecopier No:  +1.212.474.3700
                Attention:  Philip Gelston

          SECTION 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.03. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Purchaser may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 10.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (a) consent to submit itself to the exclusive and personal jurisdiction of the Delaware Chancery Court, in and for Newcastle County for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by such court, and (c) agree not to bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Chancery Court, in and for Newcastle County. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Transactions in the Delaware Chancery Court, in and for Newcastle County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. If, notwithstanding the foregoing, the Delaware Chancery Court, in and for Newcastle County cannot accept jurisdiction over any action or proceeding arising out of or relating to this Agreement or the Transactions, then such action or proceeding shall be heard and determined exclusively in a Delaware state court or a Federal court located in the State of Delaware, and, with respect to such action or proceeding, each reference, in the preceding sentences of this Section 10.06, to the Delaware Chancery Court, in and for Newcastle County shall be deemed to be a reference to any Delaware state court and any Delaware Federal court located in the State of Delaware.

          SECTION 10.07. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the

Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

          SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         RHODIA

                                         By /s/ Jean-Claude Bravard
                                            ---------------------------------
                                         Title: Deputy President


                                         COUSIN ACQUISITION, INC.



                                         By /s/ John P. Donahue
                                            ---------------------------------
                                         Title: President, Secretary and
                                                Treasurer



                                         CHIREX INC.



                                         By /s/ Michael A. Griffith
                                            ---------------------------------
                                         Title: Chairman and Chief Executive
                                                Officer

                                                                        ANNEX A


                             Conditions to the Offer
                             -----------------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares and associated Rights tendered pursuant to the Offer, and may terminate or, subject to Section 2.01(a) of this Agreement, extend or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act and the German Law Against Restraints of Competition shall not have expired or been terminated prior to the expiration of the Offer, or (iii) any of the following conditions shall occur and continue to exist immediately prior to the expiration of the Offer:

    (a) there shall have been instituted or be pending any Action by or before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares (and associated Rights) by Parent, Purchaser or any other affiliate of Parent or the consummation of any other Transaction, or seeking to obtain damages that are material in relation to the Company and the Subsidiaries, taken as a whole, in connection with any Transaction; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any material portion of the business or any material assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries;
(iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect, except, in each case, for (x) any Action, other than an Action brought by any Governmental Authority, that does not have a reasonable possibility of success or (y) an Action that would not have a reasonable possibility of success but for claims that Purchaser, Parent or any of their affiliates has violated its obligations under applicable United States Federal or state securities laws or regulations;

    (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
(i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act and the German Law Against Restraints of Competition to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c)   any Material Adverse Effect shall have occurred;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, NASDAQ, or the French Premier Marche (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 25%,
(iii) any suspension of, or material limitation on, United States or European currency exchange markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (v) any material limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions in the United States or France, (vi) a commencement of a war or armed hostilities or other national or international calamity in the United States, France, England or Scotland or a war or armed hostilities or other national or international calamity which could reasonably be expected to have a substantial effect on business or financial conditions in the United States, France, England or Scotland or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

    (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, and the Board shall not have taken all necessary action (without redeeming the Rights) so that such ownership of Shares will not result in such person being an Acquiring Person (as defined in the Rights Agreement), the occurrence of a "flip-in event" or a "flip-over event" (each, as defined in the Rights Agreement), the Rights becoming exercisable or evidenced by, and transferable pursuant to, certificates separate from the Shares or the triggering of any other provisions of the Rights Agreement, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

    (f) any representation or warranty of the Company in the Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of this Agreement (except to the extent such representation or warranty relates solely to an earlier date) other than such failures to be true and correct that, when taken together with all other failures of representations and warranties to be true and correct, do not have and would not reasonably be expected to have a Material Adverse Effect; it being agreed that for purposes of determining whether any representation or warranty of the Company is true and correct, the representations and warranties shall be deemed not to be qualified by any reference therein to materiality generally or any Material Adverse Effect;

    (g) the Company shall have failed to perform, in any respect, any material obligation or to comply, in any respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

    (h) the Agreement shall have been terminated in accordance with its terms; or

    (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, except that Purchaser and Parent may not waive the Minimum Condition without the consent of the Company. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.